Contact: Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY CAFETERIAS, INC.
REDUCES DEBT WITH SALE-LEASEBACK TRANSACTION

BATON ROUGE, LA, (April 2, 2001) -- Piccadilly Cafeterias, Inc. (NYSE: PIC) announced today that it has completed a sale-leaseback transaction with U.S. Realty Advisors, LLC (USRA), involving 12 Piccadilly cafeteria properties. Mortgage financing for the transaction was provided to USRA by FFCA Funding Corporation, an affiliate of Franchise Finance Corporation of America (NYSE:FFA). This transaction will reduce the Company's debt payments and make a positive contribution to ongoing earnings.

The Company has been paid approximately $20 million in cash for the sale of the 12 properties, and has simultaneously executed long-term leases with USRA that provide for the Company's continued operation of cafeterias at the 12 sites. The Company intends to use the net sale proceeds to retire up to $21.6 million in face amount of its 12% Senior Secured Notes due 2007 and its floating rate Term B Notes due 2007. On March 30, 2001, the Company repurchased $20 million of these notes. The Company expects to record in its third quarter ended March 31, 2001, extraordinary charges, net of taxes, of approximately $1.6 million primarily for the prorata share of the unamortized financing costs and premiums paid to repurchase the notes.

The Company also announced that, upon the sale of the properties, the borrowing availability under its Senior Credit Facility was reduced from $25 million to approximately $19 million. Currently, the Company has posted $11.5 million in letters of credit under the Senior Credit Facility, but has no other borrowings.

Mr. Ronald A. LaBorde, Chairman of the Board and Chief Executive Officer of the Company, said, "We are pleased to have successfully completed this sale-leaseback transaction on satisfactory terms. We are now in a position to retire a significant portion of our high-yield, adjustable-rate debt, which will have a positive impact on our cash flow. Although the effect of the transaction will be to marginally reduce available borrowing capacity under our Senior Credit Facility, we are comfortable that our cash flow from operations and remaining borrowing availability will be sufficient to meet our anticipated operating and capital expenditure needs."

Piccadilly is the largest cafeteria company in the U.S. with 223 cafeterias and nine quick service restaurants in the southeastern and mid-Atlantic United States. For more information, visit the Company's website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations may differ materially from actual results. These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences. Significant factors are identified in the public filings made by Piccadilly Cafeterias, Inc. with the Securities and Exchange Commission.

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